                                                                   EXHIBIT 10.22


                               LICENSE AGREEMENT


THIS LICENSE AGREEMENT (together with the attached Exhibits, the ("Agreement") is made as of July 8 (the "Effective Date") by and between Genetics Institute, Inc., a Delaware corporation with a business address at 87 Cambridge Park Drive, Cambridge, Massachusetts 02140 ("GI") and Xcyte Therapies, Inc., a Delaware corporation with a business address at 2203 Airport Way South, Suite 300, Seattle, Washington 98134 ("Xcyte").

1.      BACKGROUND.

        1.1 GI. GI has acquired and/or licensed the rights to certain patents, as set forth in Exhibit D to this Agreement (the "Patents"), pursuant to agreements between GI and third parties (defined below as the "Licensors").

        1.2 XCYTE. Xcyte desires to license and/or sublicense the Patents from GI, to make, use and sell Products (defined below) in the Field (defined below). GI is Willing, for the consideration and on the terms set forth herein, to license and/or sublicense the Patents to Xcyte for such purposes.

        1.3 AGREEMENT. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the Parties agree as follows:

2. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below.

        2.1 "AFFILIATE" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a Party. For purposes of this Section 2.1, "control" means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and
                (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

        2.2 "COMBINATION PRODUCT" means any Product sold in combination with one or more other products which are not Products.



        2.3 "CONFIDENTIAL INFORMATION" shall mean(i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as "Confidential" at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has
 been requested with respect to the omitted portions.
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                "Confidential Information" does not include information which
                (a) was known to the receiving Party at the time it was disclosed, other than by previous disclosure by the disclosing Party, as evidenced by written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to the receiving Party by a third party who did not derive it from the disclosing Party and who imposes no obligation of confidence on the receiving Party; or (d) is developed by the receiving Party independent of any disclosure by the disclosing Party.

        2.4 "DISTRIBUTOR" means a third party which is not a Xcyte Affiliate or Sublicensee and which is a distributor, wholesaler or other entity purchasing Products from Xcyte or its Affiliate or Sublicensee for resale.

        2.5 "FIELD" means ex vivo activation or expansion of human T-cells (including T-cells modified through gene transfer (except as indicated below) or otherwise) for treatment and/or prevention of infectious diseases (including, without limitation, AIDS), cancer and immunodeficiency states. [*]

        2.6 "IMPROVEMENTS" means any invention or discovery whether or not patentable which is used commercially by Xcyte during the term of this Agreement and which directly relates to the methods of preparing T-cells claimed in the Patents, and is within the scope thereof. It is understood and agreed that any ligand (including, without limitation, any antibody or antibody derivative) identified or used by Xcyte or its designees for the practice of the methods claimed in the Patents shall not be an Improvement.

        2.7 "LICENSE AGREEMENTS" means the 1995 Acquisition Agreement between GI and Repligen Corporation, together with the following agreements, pursuant to which GI licensed the Patents which are sublicensed to Xcyte under this Agreement:

                (a) "NAVY AGREEMENT" means the December 10, 1996 License Agreement between GI and the Navy, a copy of which is attached as EXHIBIT A to this Agreement.

                (b) "MICHIGAN AGREEMENT" means the May 28, 1992 License Agreement between GI and Michigan, a copy of which is attached as EXHIBIT B to this Agreement

                (c) "DFCI AGREEMENT" means the July 20, 1993 License Agreement between DFCI and Repligen, a copy of which is attached as EXHIBIT C to this Agreement.

        2.8 "LICENSORS" means the United States of America, represented by the Secretary of the Navy (the "Navy"), the University of Michigan ("Michigan") and the Dana Farber Cancer Institute ("DFCI").


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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        2.9     "NET SALES" means the aggregate United States dollar equivalent of gross revenues derived by or payable to Xcyte, its Affiliates and Sublicensees from or on account of the sale or distribution of Products (including Combination Products) and Services to third parties, less (a) reasonable credits or allowances, if any, actually granted on account of price adjustments, rebates, discounts, recalls, rejection or return of items previously sold, (b) excises, sales taxes, value added taxes, consumption taxes, duties or other taxes imposed upon and paid with respect to such sales or Services (excluding income or franchise taxes of any kind) and (c) separately itemized insurance, packaging and transportation costs incurred in shipping Products (including Combination Products) to such third parties. No deduction shall be made for any item of cost incurred by Xcyte, its Affiliates or Sublicensees in preparing, manufacturing, shipping or selling Products (including Combination Products) except as permitted pursuant to clauses (a), (b) and (c) of the foregoing sentence. Net Sales shall not include any transfer between Xcyte and any of its Affiliates or Sublicensees for resale.

                If Xcyte or an Affiliate or Sublicensee sells Products (including Combination Products) to a Distributor, Net Sales shall be calculated from the gross revenues received by Xcyte and/or its Affiliate or Sublicensee from the sale of Products to the Distributor.

                In the event that Xcyte or any of its Affiliates or Sublicensees shall make any transfer of Products (including Combination Products) to third parties for other than monetary value, such transfer shall be considered a sale hereunder for accounting and royalty purposes. Net Sales for any such transfers shall be determined on a country-by-country basis and shall be the average price of "arms length" sales by Xcyte, its Affiliates or Sublicensees in such country during the royalty reporting period in which such transfer occurs or, if no such "arms length" sales occurred in such country during such period, during the last period in which such "arms length" sales occurred. If no "arms length" sales have occurred in a particular country, Net Sales for any such transfer in such country shall be the average price of arms length" sales in all countries in the Territory.

                Notwithstanding the foregoing, no transfer of Products (including Combination Products) for testing, pre-clinical, clinical or developmental purposes or as samples shall be considered a sale hereunder.

                In the event a Product or Combination Product is sold to end-users together with a Service, in calculating Net Sales the payment received by Xcyte for such Service component shall be included in Net Sales, subject to Section 5.2(b); provided, any payment received by Xcyte for any service which is not a Service shall not be included in Net Sales.

        2.10    "PARTY" means GI or Xcyte; "Parties" means GI and Xcyte.




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        2.11    "PATENTS" means the patents and patent applications listed in
                EXHIBIT D attached to this Agreement and shall include any foreign counterparts of the patents and patent applications listed in EXHIBIT D (which for all purposes of this Agreement shall be deemed to include certificates of invention anti applications for certificates of invention and priority rights), together with any reissues extensions or other governmental acts which effectively extend the period of exclusivity by the patent holder, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-pan, or divisions of or to any of the foregoing, to the extent GI owns or controls such rights, or has acquired or licensed such rights under the License Agreements.

        2.12 "PRODUCT" means any product developed by or on behalf of Xcyte, the manufacture, use or sale of which is covered by a Valid Claim of the Patents in the country of manufacture, use or sale.

        2.13 "SERVICE" means any service provided by Xcyte in connection with a Product in the Field. By way of illustration and without limitation, services would include apheresis conducted in connection with the use of a Product or services relating to cell testing or cell characterization or quality assurance or quality control of Products.

        2.14 "SUBLICENSEE" means a third party, including any Xcyte Affiliate, to which Xcyte has granted a further sublicense to make, use, import, offer for sale and/or sell the Products.

        2.15 "TECHNOLOGY" means the technology described in the Patents related to the manufacture, use or sale of the Products in the Field.

        2.16 "TERRITORY" means, with respect to each Patent, the area of the world in which GI has the rights to practice under such Patent, as set forth in applicable License Agreement under which GI obtained rights to such Patent.

        2.17 "VALID CLAIM" means (a) a claim of an unexpired patent which shall not have been withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an. unappealed or unappealable decision or (b) a claim of a patent application which is either: (i) the subject of a pending patent interference proceeding or (ii) supported by the disclosure of such application or any prior filed patent application for a cumulative period not exceeding seven (7) years from the earliest date of such supporting disclosure for such claim in any such patent application.

3.      LICENSE FROM GI TO XCYTE.

        3.1 GRANT. Subject to the fulfillment of the terms and conditions of this Agreement, including, without limitation, the conditions of sublicense set forth in Section 3.4, below, GI grants to Xcyte exclusive, royalty-bearing licenses and/or sublicenses





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                under the Patents, restricted to the Field, to make and have made, to use, to offer for sale, to sell and have sold, to import and have imported, and to export and have exported, the Products in the Territory.

        3.2 TERM. The licenses and/or sublicenses granted in Section 3.1, above, shall run to the end of the enforceable term of the Patents or License Agreements under which such license and/or sublicense is granted.

        3.3 FURTHER SUBLICENSES. Xcyte shall have the right to grant further sublicenses under the foregoing license and/or sublicense, provided the Sublicensees agree to comply with all terms and conditions of this Agreement. Notwithstanding any such further sublicenses, Xcyte shall remain primarily liable for all of such Affiliates' and Sublicensees' duties and obligations contained in this Agreement.

        3.4 CONDITIONS OF SUBLICENSE. With respect to the applicable Patents or the applicable claim or claims of such Patents, the sublicenses granted to Xcyte under this Agreement are subject to the following conditions imposed on GI, as licensee, and Xcyte, as sublicensee, by the applicable Licensors:

                (a) APPROVAL OF LICENSORS. Each such sublicense shall be subject to the prior written approval of the applicable Licensor to the extent required by the License Agreements.

                (b) LICENSORS' RETAINED RIGHTS. Each sublicense is subject to any and all rights retained by the applicable Licensor.

                (c) CONSISTENT WITH TERMS OF LICENSE AGREEMENTS. Each sublicense is granted pursuant to the terms of the applicable License Agreement. No provision of this Agreement shall be in derogation of or diminish any rights of each Licensor in the applicable License Agreement. Each sublicense under this Agreement may be modified or terminated in whole or in part upon the modification or termination in whole or in part of the applicable License Agreement; provided, GI shall not terminate or enter into any modification of any of the License Agreements if such modification or termination would affect the rights of Xcyte under this Agreement, without the prior written consent of Xcyte, and shall notify Xcyte within ten (10) business days if GI receives any notice from any Licensor that (i) such Licensor believes that GI is in default or breach of the relevant License Agreement, or (ii) such Licensor intends to terminate the relevant License Agreement, or
                        (iii) such Licensor intends to modify GI's rights under the applicable License Agreement (e.g., by converting GI's exclusive rights under such License Agreement to non-exclusive rights). Should any sublicense granted by Xcyte under this Agreement not comply with the requirements of any License Agreement, such sublicense of rights under this Agreement may be void. If either Party becomes aware of any potential inconsistency of a sublicense granted by Xcyte with this





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                        Agreement, it shall promptly notify the other Party,
                        providing a detailed explanation of the potential inconsistency.

                (d) GI TO FURNISH COPY. Within thirty (30) days of the Effective Date, and within thirty (30) days of any modification of this Agreement, GI may be obligated to furnish to each Licensor a true and complete copy of this Agreement and any modification hereof.

4.      PRODUCT DEVELOPMENT.

        4.1 DILIGENCE OBLIGATIONS. Xcyte shall exercise commercially reasonable and diligent efforts, in its scientific and business judgement, to develop at least one Product itself or through sublicensees. Each year during the term of the Agreement until the first commercial sale of a Product, Xcyte, itself or through a sublicensee, shall expend no less than five hundred thousand dollars ($500,000) annually on research and development activities directly relaxing to Product development. During the term of this Agreement, within sixty (60) days of each anniversary of the Effective Date, Xcyte shall issue to GI a progress report detailing Xcyte's progress in developing Products.

        4.2 CONVERSION OF LICENSE AND/OR SUBLICENSE. In the event that Xcyte fails to satisfy the requirements set forth in Section 4.1, above, GI shall have the right, in its sole discretion, upon written notice to Xcyte, to convert the licenses and/or sublicenses granted to Xcyte under this Agreement from exclusive to non-exclusive; provided Xcyte has not cured such failure within sixty (60) days following written notice from GI of any such failure. In the event that GI converts such licenses and/or sublicense to non-exclusive, GI shall be entitled to grant additional licenses and/or sublicenses under the Patents to not more than two (2) unrelated third parties. If GI exercises its conversion right under this Section 4.2, thereafter the royalty obligation due to GI pursuant to Section 5.2 below shall be reduced by [*] but in no event shall be less than [*] of Net Sales of Product or Combination Product.

5.      CONSIDERATION.

        5.1 LICENSE FEE. In partial consideration for the license granted herein, on the Effective Date Xcyte shall pay to GI a license fee in the form of 145,875 shares of Xcyte preferred stock, subject to the terms and conditions of the Stock Purchase Agreement attached hereto as Exhibit E, and shall pay a total of fifty three thousand four hundred eighty-seven U.S. dollars and fifty cents ($53,487.50) to the Licensors as provided in the Letter Agreement of even date herewith between GI, Xcyte and the Licensors. In addition, upon the first to occur of(i) notice from GI to Xcyte of the issuance of the first Valid Claim within the Patents, (ii) the first grant of a sublicense by Xcyte to a third party pursuant to Section 3.3, or (iii) the third anniversary of the Effective Date, GI shall have the right to purchase 194,500 additional shares of Xcyte stock, subject to the terms and conditions of the Stock Warrant Agreement attached hereto as Exhibit F.

        5.2     ROYALTY PAYMENTS.


*Certain information on this page has been omitted and filed
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                (a)     With respect to the sales of each Product, Xcyte shall
                        pay GI a royalty of [*] of Net Sales of Products sold by Xcyte, its Affiliates and Sublicensees without any Services.

                (b) With respect to the sales of each Product, Xcyte shall pay GI a royalty of [*] of Net Sales of Products by Xcyte, its Affiliates and Sublicensees sold together with one or more Services.

                (c) With respect to the sales of each Combination Product, Xcyte shall pay GI a royalty of such Combination Product, as follows:

                        (i) [*] of Net Sales of each Combination Product sold by Xcyte, its Affiliates and Sublicensees, if such Combination Product is sold without any Services, and

                        (ii) [*] of Net Sales of each Combination Product sold by Xcyte, its Affiliates and Sublicensees, if such Combination Product is sold together with one or more Services;

                        provided, in each case, in determining Net Sales of Combination Products, Net Sales shall first be calculated in accordance with the definition of Net Sales and then multiplied by a fraction, the numerator of which is the current Net Selling Price of Product and the denominator of which is the current Net Selling Price of the Combination Product. If there is no Net Selling Price of Product, then the numerator shall be the fair market value of the Product for the quantity contained in the Combination Product and of the same class, purity and potency, as negotiated in good faith by the parties, or, failing such agreement, as is determined by an appraisal to be conducted by an independent third party mutually agreed to by Xcyte and GI, which determination shall be binding. However, in no event shall the royalty be less than [*] of Net Sales of each Combination Product.

                (d) In addition to the royalties payable under this Section 5.2, Xcyte shall pay to GI a portion of all compensation, including license fees, advances and other payments of compensation (however characterized), which are owed to Xcyte pursuant to further sublicensing of the rights granted to Xcyte hereunder, as follows:

                                 Sublicense Date                     % of Compensation
                                 ---------------                     -----------------
                        Within 24 months of Effective Date                   [*]

                        After 24 months after Effective Date                 [*]


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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                        Notwithstanding the above, it is understood and agreed
                        that Xcyte shall not be obligated to pay to GI any portion of any amounts received from any Sublicensee as payments for research and development activities to be conducted by Xcyte on behalf of such Sublicensee, or amounts received from a Sublicensee for equity, or the license or sublicense of any intellectual property other than the Patents, or products other than the Products, or reimbursement for patent or other expenses.

                (e) Xcyte and its Affiliates and Sublicensees shall be responsible for any payments due to third parties under licenses or similar agreements entered by Xcyte or its Affiliates or Sublicensees necessary for the manufacture, use or sale of Products. Xcyte may offset one-half of any such payments made by Xcyte or its Affiliates or Sublicensees to third parties against royalties due GI pursuant to Section 5.2(a), (b) and (c) above; provided, GI shall have the right to receive the greater of (i) [*] the amounts due pursuant to Sections 5.2(a), (b) and (c) above, or (ii) [*] of Net Sales of Product or Combination Product.

                (f) Payments due under this Section 5.2 shall be payable on a country-by-country and Product-by-Product basis and shall be payable until (i) with respect to Patents owned by GI, the expiration of the last-to-expire Valid Claim, and (ii) with respect to Patents subject to the License Agreements, the expiration of the applicable license term, as set forth in Section 3.2.

                (g) Regardless of any credits or offsets available to Xcyte under Section 5.2(e) of this Agreement commencing on the first anniversary of the Launch of the first Product in any country, in no year shall Xcyte pay to GI less than the greater of (i) [*] of the royalties due pursuant to Sections 5.2(a), (b) or (c) in any year with regard to any Product or (ii) [*] of Net Sales of Product or Combination Product. Any credits or offsets not creditable against royalties in the year such credit or offset is earned may be carried forward until fully applied.

        5.3     REPORTS AND PAYMENT. Xcyte shall deliver to GI, within sixty
                (60) days after the end of each calendar quarter, a written report showing its computation of royalties due under this Agreement upon Net Sales by Xcyte, its Affiliates and Sublicensees during such calendar quarter. All Net Sales shall be segmented in each such report according to sales by Xcyte, each Affiliate and each Sublicensee, as well as on a country-by-country basis, including the rates of exchange used to convert such royalties to United States Dollars from the currency in which such sales were made. Subject to the provisions of Sections 5.4 and 5.5 of this Agreement, simultaneously with the delivery of each such report, Xcyte shall tender payment in United States Dollars of all royalties shown to be due therein.


*Certain information on this page has been omitted and filed
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 been requested with respect to the omitted portions.

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                For purposes hereof, the rates of exchange to be used for
                converting royalties hereunder to United States Dollars shall be the closing price published for the purchase of United States Dollars in the East Coast Edition of the Wall Street Journal for the last business day of the calendar quarter for which payment is due.

        5.4 FOREIGN ROYALTIES. Where royalties are due hereunder for sales of Products in a country where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for Xcyte, any Affiliate or Sublicensee to transfer royalty payments to GI for Net Sales in that country, such royalties shall be deposited in whatever currency is allowable by the person or entity not able to make the transfer for the benefit or credit of GI in an accredited bank in that country that is reasonably acceptable to GI.

        5.5 TAXES. Any and all income or similar taxes imposed or levied on account of the receipt of royalties payable under this Agreement which are required to be withheld by Xcyte shall be paid by Xcyte, its Affiliates or Sublicensees on behalf of GI and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to GI by Xcyte, its Affiliates or Sublicensees as evidence of such payment in such form as required by the tax authorities having jurisdiction over Xcyte, its Affiliates or Sublicensees. Such taxes shall be deducted from the royalty that would otherwise be remittable by Xcyte, its Affiliates or Sublicensees.

        5.6 RECORDS. Xcyte shall keep, and shall require all Affiliates and Sublicensees to keep, for a period of at least two (2) years, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder. During the term of this Agreement and for a period of two (2) years following its termination, GI shall have the right from time to time (not to exceed once during each calendar year) to inspect in confidence, or have an agent, accountant or other representative inspect in confidence, such books, records and supporting data.

6.      REPRESENTATION, WARRANTY AND INDEMNITY.

        6.1 REPRESENTATION AND WARRANTY OF GI. GI represents and warrants to Xcyte that, subject to the terms and conditions of this Agreement and the License Agreements, (i) it has an interest licensable or sublicensable to Xcyte in the Patents; (ii) it has full right, power and authority to grant the licenses and / sublicense granted by it under this Agreement; (iii) GI has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the Patents, or any portion thereof, inconsistent with the license granted to Xcyte herein; (iv) as of the Effective Date, there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Patents except as set forth on Schedule 6.1 to this Agreement; and (v) during



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                the term of this Agreement, GI shall use its reasonable efforts not to breach any of the License Agreements.

        6.2 REPRESENTATION AND WARRANTY OF XCYTE. Xcyte represents and warrants to GI that, subject to the terms and conditions of this Agreement and the License Agreements, during the term of this Agreement, Xcyte shall use its reasonable efforts not to breach any of the License Agreements.

        6.3 INDEMNITY OF GI BY XCYTE. Xcyte shall defend, indemnify and hold GI (and its agents, directors, officers and employees) harmless, at Xcyte's cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys' fees and expenses (collectively, "Liabilities") arising out of or in connection with the manufacture, promotion, sale or other disposition of the Products by Xcyte, its Affiliates and Sublicensees, and any actual or alleged injury, damage, death or other consequence occurring to any third person as a result, directly or indirectly, of the possession, consumption or use of the Products sold by Xcyte or its Affiliates or Sublicensees, regardless of the form in which any such claim is made.

        6.4 EFFECT OF REPRESENTATIONS AND WARRANTIES. It is understood that if the representations and warranties made by a party under this
                Article 6 are not true and accurate, the party making such representations and warranties shall indemnify and hold the other party harmless from and against any Liabilities incurred as a result.

        6.5 EXCLUSION. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR ANY OF ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES OR AGENTS, OR ANY OTHER PERSON OR ENTITY, FOR ANY INCIDENTAL, CONSEQUENTIAL, OR OTHER SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR OPPORTUNITIES INCURRED BY SUCH PARTY, OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LICENSES AND RIGHTS GRANTED HEREIN, THE PRODUCT, PATENTS OR IMPROVEMENTS, OR ACTUAL OR ALLEGED NEGLIGENCE, STRICT LIABILITY, BREACH OF REPRESENTATIONS OR WARRANTIES, OR ANY OTHER CAUSE OF ACTION.

        6.6 PROCEDURE. A party entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such party will claim indemnification pursuant to this Agreement. Unless, in the reasonable judgment of the indemnified party, a conflict of interest may exist between the indemnified party and the indemnifying party with respect to a claim, the indemnifying party may assume the defense of such claim with counsel reasonably satisfactory to the



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                indemnified party. if the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed.

7.      INTELLECTUAL PROPERTY.

        7.1 IMPROVEMENTS. Xcyte shall own the entire right, title and interest in and to all Improvements.

        7.2 OPTION; RIGHT OF FIRST REFUSAL. Xcyte grants to GI an option to execute an exclusive, worldwide, royalty-bearing commercialization license, with the right to grant sublicenses, to the Improvements, to commercialize products based on or incorporating Improvements outside the Field, on terms to be negotiated by the parties in good faith.

                GI may exercise its option by written notice to Xcyte within three (3) months of notice by Xcyte to GI of such Improvement and receipt by GI of sufficient technical information to evaluate such Improvement. If GI exercise its option, the parties will negotiate in good faith to reach agreement on a commercialization license for up to 120 days. If GI does not exercise its option, or the parties do not reach agreement within 120 days, Xcyte may commercialize such Improvement outside the Field, itself or license such Improvement to a third party, without obligation to GI. Before entering into any transaction with a third party on terms which, taken as a whole, are materially more favorable than those offered to GI in writing to license such Improvement, Xcyte will inform GI and shall allow GI sixty (60) days in which to elect whether to license such Improvement under all the terms of the proposed transaction with the third party. Nothing in this Section 7.2 shall imply the grant of any license under the Patents to Xcyte outside the Field.

        7.3 PATENT MAINTENANCE. GI shall have the right to seek or continue to seek or maintain patent protection on the Patents in any country. GI shall obtain the advice of Xcyte concerning the countries in which to seek or maintain patent protection, and the nature and text of such patents and prosecutions matters related thereto prior to the filing thereof and provide Xcyte a reasonable opportunity to review and comment on all proposed submissions to any patent office before submittal, and provided further that GI shall keep Xcyte reasonably informed as to the status of such patent applications by promptly providing Xcyte copies of all communications relating to such patent applications that are received from any patent office. Xcyte shall reimburse GI for any reasonable expenses incurred by GI during the term of this Agreement in preparing, filing, prosecuting and maintaining any Patents containing claims relating to the Field. If GI elects not to seek or continue to seek or maintain patent protection on any patent application or patent within the Patents in any country, Xcyte shall have the right, at its expense, to file, procure and maintain in such countries such Patents. If Xcyte elects not to continue to make payments to seek or continue to seek or maintain patent protection on any patent application or patent within the Patents in any country, it may notify GI, and its obligation to make such payments shall cease and its license with regard to such patent application or patent shall terminate. Xcyte shall have the right, at Xcyte cost and expense, to audit all expenses relating to the preparing, filing, prosecuting and maintaining of the Patents.

        7.4     PATENT INFRINGEMENT.

                (a) Each Party shall promptly report in writing to the other Party during the term of this Agreement any known infringement or suspected infringement of any of the Patents, and promptly shall provide the other Party with all available evidence supporting said infringement, suspected infringement, or unauthorized use or misappropriation.

                (b) Except as provided in Section 7.4(c) below, Xcyte shall have the right to initiate an infringement or other appropriate suit anywhere in the Territory against any third party who at any time has infringed, or is suspected of infringing, any of the Patents in the Field. Xcyte shall give GI sufficient advance notice of its intent to file said suit and the reasons therefor, and shall provide GI with an opportunity to make suggestions and comments regarding such suit. Xcyte shall keep GI promptly informed, and shall from time to time consult with GI regarding the status of any such suit and shall provide GI with copies of all documents filed in, and all written communications relating to, such suit. Xcyte shall have the sole and exclusive right to select counsel for any such suit and shall, except as provided below, pay all expenses of the suit, including without limitation attorneys' fees and court costs. GI, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute to the costs incurred by Xcyte in connection with such litigation and, if it so elects, any damages, royalties, settlement fees or other consideration received by Xcyte or any of its Affiliates for infringement as a result of such litigation shall be shared by Xcyte and GI pro rata based on their respective sharing of the costs of such litigation. In the event that Gl elects not to contribute to the costs of such litigation, Xcyte and/or its Sublicensees shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, GI shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. GI shall offer reasonable assistance to Xcyte in connection therewith at no charge to Xcyte except for reimbursement of reasonable out-of-pocket expenses, incurred in rendering such assistance. GI shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

                (c) In the event that Xcyte elects not to initiate an infringement or other appropriate suit pursuant to
                        Section 7.4(b) above, Xcyte shall promptly advise GI of its intent not to initiate such suit, and GI shall have the right, at the expense of GI, of initiating an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Patents in the Field. GI shall have the sole and exclusive right to select counsel for any such suit and shall, except as provided below, pay all expenses of the suit including without limitation attorneys' fees and court costs. Xcyte, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute to the costs incurred by GI in connection with such litigation and, if it so elects, any damages, royalties, settlement fee or other consideration received by GI or any of its Affiliates for infringement as a result of such litigation shall be shared by GI and Xcyte pro rata based on their respective sharing of the costs of such litigation. In the event that Xcyte elects not to contribute to the costs of such litigation, GI and/or its Affiliates shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, Xcyte shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit. At GI's request, Xcyte shall offer reasonable assistance to GI in connection therewith at no charge to GI except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Xcyte shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

        7.5     CLAIMED INFRINGEMENT.

                (a) In the event that a third party at any time provides written notice of a claim to, or brings an action, suit, or proceeding against, either Party or any of their respective Affiliates or Sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the development, use, manufacture, distribution, or sale of Products, such Party shall promptly notify the other Party of the claim or the commencement of such action, suit, or proceeding, enclosing a copy of the claim and/or all papers served. Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party.

                (b) THE FOREGOING STATES THE ENTIRE RESPONSIBILITY OF THE PARTIES IN THE CASE OF ANY CLAIMED INFRINGEMENT OR

                        VIOLATION OF ANY THIRD PARTY'S RIGHTS OR UNAUTHORIZED USE OR MISAPPROPRIATION OF ANY THIRD PARTY'S KNOW-HOW.

8.      CONFIDENTIAL INFORMATION.

        8.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Each Party shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any of the other Party's Confidential information. Each Party may disclose the other Party's Confidential Information to persons within its organization and to its Affiliates and Sublicensees who/which have a need to receive such Confidential Information in order to further the purposes of this Agreement and who/which are bound to protect the confidentiality of such Confidential Information, as set forth in Section 8.4 below. Each Party may disclose the other Party's Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the other Party.

        8.2 USE OF CONFIDENTIAL INFORMATION. Each Party shall use the other Party's Confidential Information solely for the purposes contemplated in this Agreement or for such other purposes as may be agreed upon by the Parties in writing.

        8.3 PHYSICAL PROTECTION OF CONFIDENTIAL INFORMATION. The Parties shall exercise commercially reasonable precautions to physically protect the integrity and confidentiality of the other Party's Confidential Information.

        8.4 AGREEMENTS WITH PERSONNEL AND THIRD PARTIES. The Parties have or shall obtain agreements with all personnel and third parties who will have access to the other Party's Confidential Information which impose comparable confidentiality obligations as are set forth in this Agreement on such personnel and third parties.

9.      TERM AND TERMINATION.

        9.1 TERM. Unless sooner terminated in accordance with the provisions of this Section 9, this Agreement shall continue in force on a country-by-country and Product-by-Product basis for the period set forth in Section 3.2.

        9.2 TERMINATION FOR BREACH. Each Party shall be entitled to terminate this Agreement by written notice to the other party in the event that the other party shall be in default of any of its material obligations hereunder, and shall fail to remedy any such default within sixty (60) days after notice thereof by the non-breaching party. Any such notice shall specifically state that the non-breaching party intends to terminate this Agreement in the event that the breaching party shall fail to remedy the default.

        9.3 PERMISSIVE TERMINATION. Xcyte may terminate this Agreement with thirty (30) days notice to GI.

        9.4     EFFECT OF TERMINATION.

                (a) ACCRUED OBLIGATIONS. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to such termination, nor shall it preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

                (b) RETURN OF CONFIDENTIAL INFORMATION. Subject to any license granted pursuant to Section 7.2, upon any termination of this Agreement each Party shall return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained for archival purposes), and neither Party shall use any such Confidential Information of the other Party for any purpose.

                (c) STOCK ON HAND. In the event this Agreement is terminated for any reason, Xcyte, its Affiliates and its Sublicensees shall have the right for six (6) months following the date of termination to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement then on hand, subject to the right of GI to receive payment thereon as provided in Section 5.

        9.5 SURVIVAL OF OBLIGATIONS. Notwithstanding any termination of this Agreement, the obligations of the Parties under Sections 5.3, 5.6, 6,7.1, 8,9.4, 9.5 and 10 shall survive and continue to be enforceable.

10.     MISCELLANEOUS.

        10.1 PUBLICITY. Neither Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except as otherwise required by law. It is expressly understood that nothing in this Section 10.1 shall prevent a Party from making a disclosure in connection with any required filings with the Securities and Exchange Commission or in connection with the offering of securities or any financing.

        10.2 EXPORT CONTROL. The Parties acknowledge that the export of technical data, materials, or products is subject to the exporting Party receiving the necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. The Parties agree that regardless of any disclosure made by the Party receiving an export of an ultimate destination of any technical data, materials, or products, the receiving Party will not reexport either directly or indirectly, any technical data, material, or products without first obtaining the applicable validated or general license from the United States Department of Commerce, United States Food and Drug Administration, and/or any other agency or department of the United States Government, as required. The receiving Party shall provide the exporting Party with any information, materials, certifications, or other documents which may be reasonably required in connection with such exports under the Export Administration Act of 1979, as amended, its rules and regulations, the Federal Food, Drug and Cosmetic Act, and other applicable export laws.

        10.3 NO IMPLIED LICENSES. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force and effect. No license tights shall be created by implication or estoppel.

        10.4 NO AGENCY. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Each Party shall be an independent contractor, not an employee or partner of the other Party, and the manner in which each Party renders its services under this Agreement shall be within its sole discretion. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

        10.5 NOTICE. All notices required under this Agreement to be given by one Party to the other shall be in writing and shall be given by addressing the same to the other at the address or facsimile number set forth below, or at such other address or facsimile number as either may specify in writing to the other. All notices shall become effective when deposited in the United States Mail with proper postage for first class registered or certified mail prepaid, return receipt requested, or when delivered personally, or, if promptly confirmed by mail as provided above, when dispatched by facsimile.


                GI:      Genetics Institute, Inc.
                         87 Cambridge Park Drive
                         Cambridge, Massachusetts 02140
                         Telecopier (617) 876-5851
                         Attn: Legal Department

                Xcyte:   Xcyte Therapies, Inc.
                         2203 Airport Way South
                         Suite 300
                         Seattle, Washington 98134
                         Telecopier (206) 328-7316

                Attn:    President and CEO

        10.6 ASSIGNMENT. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred, in whole or in part, by either Party without the prior written consent of the other Party, except that neither Party shall require the other Party's consent to assign this Agreement to any Affiliate, or to any entity acquiring such Party or substantially all of the assets of such Party as to which this Agreement relates whether by sale, operation of law or otherwise, or to any successor entity of such Party as the result of a merger or consolidation.

        10.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the Parties.

        10.8 NO MODIFICATION. This Agreement may be changed only by a writing signed by the Parties.

        10.9 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

        10.10 WAIVER. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power, or privilege by such Party.

        10.11 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad or invalid, illegal or unenforceable in any jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law in conformance with its original intent. In the event that after such reformation, a Party's rights or obligations are materially changed, then such Party may terminate this Agreement.

        10.12 FORCE MAJEURE. Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God, acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; earthquakes; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance imposed hereunder shall be extended by the actual time of delay caused by any such occurrence.

        10.13 LIMITATION OF LIABILITY. NEITHER. PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

        10.14 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

        10.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        10.16 APPLICABLE LAW. This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the law of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

        10.17 HSR. Xcyte represents and warrants that neither Xcyte nor any ultimate parent entity of Xcyte has $10 million in sales or total assets and therefore does not meet the size of person test under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder.

        IN WITNESS WHEREOF, duly-authorized representatives of the Parties have signed this Agreement as a document under seal as of the Effective Date.



GENETICS INSTITUTE, INC.

By /s/ Egon E. Berg
   -------------------------------
Print Name
           -----------------------
Title
      ----------------------------

XCYTE THERAPIES, INC.

By /s/ Ronald Jay Berenson
   -------------------------------
Print Name Ronald Jay Berenson
           -----------------------
Title President & CEO
      ----------------------------